Exhibit 10.15

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is effective as of September 2, 2014 (the “Effective Date”), by and between BKFS I MANAGEMENT, INC., a Delaware corporation (the “Company”), and TONY OREFICE (the “Employee”) and amends that certain Employment Agreement dated as of January 3, 2014 (the “Agreement”). In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

Release. In consideration of the execution of this Agreement, the Employee releases all rights and claims that he has, had or may have arising under his employment relationship with the Company and under the Agreement.

Section 5(b) of the Agreement is deleted and the following shall be inserted in lieu thereof:

(b)	Annual Bonus Opportunity. Employee shall be eligible to receive an annual incentive bonus opportunity under the Black Knight Financial Services, LLC’s (“BKFS”) annual incentive plan for each calendar year included in the Employment Term during which Employee is an employee of the Company with such opportunity to be earned based upon attainment of performance objectives established by the Company (“Annual Bonus”). Employee’s target Annual Bonus opportunity shall be 100% of the Employee’s then current Annual Base Salary and the Employee’s maximum Annual Bonus opportunity shall be 200% of the Employee’s then current Annual Base Salary (the Annual Bonus is referred to as the “Annual Bonus Opportunity”). Annual Bonus Opportunity may be periodically reviewed and increased by the Company, but may not be decreased without Employee’s express written consent. Employee’s Annual Bonus is subject to the Company’s and Fidelity National Financial, Inc.’s (“FNF”) clawback policy, pursuant to which the Company and FNF may recoup all or a portion of any bonus paid if, after payment, there is a finding of fraud, a restatement of financial results, or errors or omissions discovered that the Compensation Committee determines negatively affects the business results on which the bonus was based. If owed pursuant to the terms of the plan, the Annual Bonus shall be paid no later than the March 15th first following the calendar year to which the Annual Bonus relates. Except as otherwise provided otherwise herein or if the Board of Directors of the Company or the Compensation Committee of the Company’s Board of Directors determines otherwise, no Annual Bonus shall be paid to Employee unless Employee is employed by the Company or an affiliate thereof, on the last day of the measurement period; provided, however, that Employee shall remain eligible for a pro-rata Annual Bonus based on Employee’s period of employment with the Company during the final year of the Employment Term, if the Employment Term ends prior to the end of the calendar year by the Company’s decision not to renew the Agreement, or by not offering to renew the agreement on substantially similar terms and conditions;

IN WITNESS WHEREOF the parties have executed this Amendment to be effective as of the date first set forth above.

BKFS I MANAGEMENT, INC.

By:	/s/ Tom Sanzone
Its:	Chief Executive Officer

TONY OREFICE

/s/ Tony Orefice

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